EX-99.h.2

FUND ADMINISTRATION SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of the 8 day of October, 2014, by and between ALPHA ARCHITECT ETF TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“Fund Services”).

WHEREAS, the effective date of this agreement shall be the date of the commencement of operations of the first Fund (as defined below) of the Trust to commence operations.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company;

WHEREAS, the Trust desires to retain Fund Services to provide fund administration services to each series of the Trust listed on Exhibit A attached hereto (as amended from time to time) (each, a “Fund” and collectively the “Funds”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of Fund Services as Fund Administrator

The Trust hereby appoints Fund Services as fund administrator for the term of this Agreement to perform the services and duties described herein.  Fund Services hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of Fund Services shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against Fund Services hereunder.

2.	Services and Duties of Fund Services

Fund Services shall provide the following administration services to a Fund:

A.	General Fund Management:
(1)
Act as liaison among Fund service providers, including but not exclusive to Adviser, Sub-Adviser, authorized participants, external legal counsel, accounting and audit firms and external compliance consultants.

(2)	Supply:
a.	Office facilities (which may be in Fund Services’, or an affiliate’s, or Fund’s own offices).
b.	Non-investment-related statistical and research data as requested.

(3)	Coordinate the Trust’s board of trustees’ (the “Board of Trustees” or the “Trustees”) communications, such as:

a.	Prepare meeting agendas and resolutions, with the assistance of Fund counsel and Adviser in-house counsel.
b.	Prepare reports for the Board of Trustees based on financial and administrative data.
c.	Assist with the selection of the independent auditor.
d.	Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.
e.	Prepare minutes of meetings of the Board of Trustees and Fund shareholders.
f.	Recommend dividend declarations to the Board of Trustees and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.
g.	Attend Board of Trustees meetings and present materials for Trustees’ review at such meetings.

(4)	Audits:
a.	For the annual Fund audit, prepare appropriate schedules and materials. Provide requested information to the independent auditors, and facilitate the audit process.
b.	For SEC, FINRA or other regulatory audits, provide requested information to the SEC or other regulatory agencies and facilitate the audit process.
c.	For all audits, provide office facilities, as needed.

(5)	Assist with overall operations of the Fund.

(6)	Pay Fund expenses upon written authorization from the Trust.

(7)
Keep the Trust’s governing documents, including its charter, bylaws and minute books, but only to the extent such documents are provided to Fund Services by the Trust or its representatives for safe keeping.

B.	Compliance:
(1)	Regulatory Compliance:
a.	Monitor compliance with the 1940 Act requirements, including:
(i)	Asset and diversification tests.
(ii)	Total return and SEC yield calculations.
(iii)	Maintenance of books and records under Rule 31a-3.
(iv)	Code of ethics requirements under Rule 17j-1 for the disinterested Trustees.

b.	Monitor Fund's compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”).

c.
Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Trust in connection with (i) any certification required of the Trust pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of Fund Services’ compliance program as it relates to the Trust, provided the same shall not be deemed to change Fund Services’ standard of care as set forth herein.

d.	Monitor applicable regulatory and operational service issues, including exchange listing requirements, and update Board of Trustees periodically.

e.	Monitor compliance with regulatory exemptive relief (as applicable) for ETFs.

(2)	SEC Registration and Reporting:
a.	Assist Fund counsel in annual update of the Registration Statement.
b.	Prepare and file annual and semiannual shareholder reports, Form N-SAR, Form N-CSR, Form N-Q filings and Rule 24f-2 notices. As requested by the Trust, prepare and file Form N-PX filings.
c.	Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.
d.	File fidelity bond under Rule 17g-1.
e.	Monitor sales of Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.
f.	Assist Fund counsel in preparation of proxy statements and information statements, as requested by the Trust.
g.	Assist Fund counsel with application for exemptive relief, when applicable.

(3)	IRS Compliance:
a.	Monitor the Trust’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:
(i)	Diversification requirements.
(ii)	Qualifying income requirements.
(iii)	Distribution requirements.

b.	Calculate the required annual excise distribution amounts for the review and approval of Fund management and/or its independent accountant.

C.            Financial Reporting:

(1)	Provide financial data required by the Prospectus and SAI.
(2)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Trustees, the SEC, and the independent auditor.
(3)
Supervise the Fund’s custodian and fund accountants in the maintenance of the Fund’s general ledger and in the preparation of the Fund’s financial statements, including oversight of expense accruals and payments, the determination of net asset value and the declaration and payment of dividends and other distributions to shareholders.

(4)	Compute total return, expense ratio and portfolio turnover rate of the Fund.
(5)	Monitor expense accruals and make adjustments as necessary; notify the Trust’s management of adjustments expected to materially affect the Fund’s expense ratio.
(6)	Prepare financial statements, which include, without limitation, the following items:
a.	Schedule of Investments.
b.	Statement of Assets and Liabilities.
c.	Statement of Operations.
d.	Statement of Changes in Net Assets.
e.	Statement of Cash Flows (if applicable).
f.	Financial Highlights.
(7)	Pursuant to Rule 31a-1(b)(9) of the 1940 Act, prepare quarterly broker security transaction summaries.

D. Tax Reporting:

(1) Prepare for the review of the independent accountants and/or Fund Management the federal and state tax returns including, without limitation, Form 1120 RIC and applicable state returns including any necessary schedules. Fund Services will prepare annual Fund federal and state income tax return filings as authorized by and based on the instructions received by Fund Management and/or its independent accountant.

(2)  Provide the Fund’s Management and independent accountant with tax reporting information pertaining to the Fund and available to Fund Services as required in a timely manner.

(3) Prepare Fund financial statement tax footnote disclosures for the review and approval of Fund Management and/or its independent accountant.

(4) Prepare and file on behalf of Fund Management Form 1099 MISC Forms for payments to disinterested Directors and other qualifying service providers.

(5) Monitor wash sale losses.

(6) Calculate Qualified Dividend Income (“QDI”) for qualifying Fund Shareholders.

(7) Calculate Dividends Received Deduction (“DRD”) for qualifying corporate Fund Shareholders.

3.	Compensation

Fund Services shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit C attached hereto (as amended from time to time).  Fund Services shall also be compensated for such reasonable and documented out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by Fund Services in performing its duties hereunder.  The Trust shall pay all such fees and reimbursable expenses within thirty (30) calendar days following receipt of the monthly billing notice, except for any fee or expense subject to a good faith dispute.  The Trust shall notify Fund Services in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  Notwithstanding anything to the contrary, amounts owed by the Trust to Fund Services shall only be paid out of the assets and property of the particular Fund involved.

4.	License of Data; Warranty; Termination of Rights

A.
Fund Services has entered into an agreement with MSCI index data services (“MSCI”), Standard & Poor Financial Services LLC (“S&P”) and FactSet Research Systems, Inc. (“FACTSET”) and obligates Fund Services to include a list of required provisions in this Agreement attached hereto as Exhibit B.  The index data services being provided to the Trust by Fund Services pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Trust.  The provisions in Exhibit B shall not have any affect upon the standard of care and liability Fund Services has set forth in Section 6 of this Agreement.

B.
The Fund agrees to indemnify and hold harmless Fund Services, its information providers, and any other third party identified to the Fund as being involved in or related to the making or compiling of the Data, their affiliates and subsidiaries and their respective directors, officers, employees and agents (such information providers and other third parties collectively, “Data Providers”) from and against any claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, arising in and any manner out of the Trust’s or any third party’s use of, or inability to use, the Data, provided that such Data Providers were selected with reasonable care.  The immediately preceding sentence shall not have any effect upon the standard of care and liability of Fund Services as set forth in Section 6 of this Agreement.

5.	Representations and Warranties

A.	The Trust hereby represents and warrants to Fund Services, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all laws and regulations, both state and federal, applicable to it and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	Fund Services hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by Fund Services in accordance with all requisite action and constitutes a valid and legally binding obligation of Fund Services, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

6.	Standard of Care; Indemnification; Limitation of Liability

A.
Fund Services shall use best efforts and exercise reasonable care in the performance of its duties under this Agreement.  Fund Services shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond Fund Services’ reasonable control, except a loss arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, fraud or willful misconduct in the performance of its duties under this Agreement or breach of this Agreement.  Notwithstanding any other provision of this Agreement, if Fund Services has used best efforts and exercised reasonable care in the performance of its duties under this Agreement, the applicable Fund, severally and not jointly, shall indemnify and hold harmless Fund Services from and against any and all actual claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that Fund Services may sustain or incur or that may be asserted against Fund Services by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reasonable reliance upon any written or oral instruction provided to Fund Services by any duly authorized officer of the Trust, as approved by the Board of Trustees of the Trust, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement, breach of this Agreement or from its bad faith, negligence, fraud or willful misconduct in the performance of its duties under this Agreement.  Fund Services shall endeavor to provide the Trust such reasonable estimates, including reasonable estimates related to amounts incurred for services provided hereunder, in connection with claims for which Fund Services seeks indemnity from the Trust, provided that the Fund’s continuing obligations to indemnify Fund Services after the termination of this Agreement shall relate to solely those claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) sustained in connection with Fund Services provision of services pursuant to this Agreement.  This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Fund Services” shall include Fund Services’ directors, officers and employees.

Each Fund shall indemnify Fund Services against and save Fund Services harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to The Bank of New York Mellon, in its capacity as Fund sub-custodian, by any Data Provider or by or on behalf of a Fund;

Action or inaction taken or omitted to be taken by Fund Services pursuant to written or oral instructions of a Fund or otherwise without negligence, fraud or willful misconduct; and

Any improper use by a Fund or its agents, distributor or investment advisor of any valuations or computations supplied by Fund Services pursuant to this Agreement.

Fund Services may obtain the advice of competent external counsel and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice; provided that, notwithstanding any advice to the contrary, any action taken by Fund Services must be consistent with Fund Services’ rights and responsibilities under this Agreement.

Fund Services shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by Fund Services as a result of Fund Services’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, fraud, breach of this Agreement or willful misconduct in the performance of its duties under this Agreement.  As used in this paragraph, the term “Trust” shall include the Trust’s trustees, officers and employees.

Neither party to this Agreement shall be liable to the other party for (i) any consequential, special or punitive damages under any provision of this Agreement; or (ii) any delay by reason of circumstances beyond its reasonable control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, Fund Services shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  Fund Services will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of Fund Services.  Fund Services agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Trust shall be entitled to inspect Fund Services’ premises and operating capabilities at any time during regular business hours of Fund Services, upon reasonable notice to Fund Services.  Moreover, Fund Services shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of Fund Services relating to the services provided by Fund Services under this Agreement.

Notwithstanding the above, Fund Services reserves the right to reprocess and correct non-material administrative errors at its own expense, provided that Fund Services shall provide advance written notice to the Fund detailing the action it intends to take prior to taking such action.  For material administrative errors, Fund Services reserves the right to reprocess and correct administrative errors at its own expense upon consultation with the Fund and in such manner as agreed to by the Fund.

B.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	Except as otherwise may be provided in this Section 6, the indemnity and defense provisions set forth in this Section 6 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If Fund Services is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve Fund Services of any of its obligations in such other capacity.

E.	Paid Tax Preparer Disclaimer: In conjunction with the tax services provided to each Fund by Fund Services hereunder, Fund Services shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the Internal Revenue Code (“IRC”), or any successor thereof.  Any information provided by Fund Services to a Fund for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in Fund Services’ administrative capacity. Fund Services shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the IRC has been satisfied with respect to any income tax item.  Each Fund, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by Fund Services, and any supporting documents thereto, in connection with the tax reporting services provided to each Fund by Fund Services.  Fund Services shall not be liable for the provision or omission of any tax advice with respect to any information provided by Fund Services to a Fund. The tax information provided by Fund Services shall be pertinent to the data and information made available to us, and is neither derived from nor construed as tax advice.

7.	Data Necessary to Perform Services

The Trust or its agent shall furnish to Fund Services the data reasonably necessary to perform the services described herein at such times and in such form as mutually agreed upon.

8.	Proprietary and Confidential Information

Fund Services agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Fund Services may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, provided that Fund Services shall promptly notify the Trust of such request if permitted by applicable law, or (iii) when so requested by the Trust.  Records and other information which have become known to the public through no wrongful act of Fund Services or any of its employees, agents or representatives, and information that was already in the possession of Fund Services prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, Fund Services will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, Fund Services shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

9.	Records

Fund Services shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  Fund Services agrees that all such records prepared or maintained by Fund Services relating to the services to be performed by Fund Services hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

10.	Compliance with Laws

The Trust has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and SAI.  Fund Services’ services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto.

11.	Term of Agreement; Amendment

This Agreement shall become effective on the date of the commencement of operation of the first Fund to commence operations and will continue in effect for a period of three (3) years.  This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  In addition, the Trust may, at any time, immediately terminate this Agreement in the event of the appointment of a conservator or receiver for Fund Services by regulatory authorities or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.  This Agreement may not be amended or modified in any manner except by written agreement executed by Fund Services and the Trust, and authorized or approved by the Board of Trustees.

12.	Early Termination

In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement prior to the end of the initial three year term, the Trust agrees to pay the following fees:

a.	the balance of the minimum fee of this agreement for the remainder of this agreement’s current twelve (12) month period beginning with the Fund’s launch or the anniversary of launch;
b.	all fees associated with converting services to successor service provider;
c.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
d.	all out-of-pocket costs associated with a.-c. above.

13.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of Fund Services’ duties or responsibilities hereunder is designated by the Trust by written notice to Fund Services, Fund Services will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by Fund Services under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which Fund Services has maintained the same, the Trust shall pay any reasonable and documented out-of-pocket expenses associated with transferring the data to such form), and will co-operate in the transfer of such duties and responsibilities, including provision for assistance from Fund Services’ personnel in the establishment of books, records, and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Trust.

14.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of Fund Services, or by Fund Services without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board of Trustees.

15.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

16.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

17.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict Fund Services from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

18.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

19.	Legal-Related Services

Nothing in this Agreement shall be deemed to appoint Fund Services and its officers, directors and employees as the Fund attorneys, form attorney-client relationships or require the provision of legal advice.  The Fund acknowledges that in-house Fund Services attorneys exclusively represent Fund Services and rely on outside counsel retained by the Fund to review all services provided by in-house Fund Services attorneys and to provide independent judgment on the Fund’s behalf.  Because no attorney-client relationship exists between in-house Fund Services attorneys and the Fund, any information provided to Fund Services attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances.  Fund Services represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

Fund Services may consult with counsel to the appropriate Fund or its own counsel, at such Fund’s expense, and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel.

20.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to Fund Services shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202
Attn:  President

and notice to the Trust shall be sent to:

Alpha Architect ETF Trust
213 Foxcroft Road
Broomall, PA 19008

21.	Insurance

Fund Services shall maintain a fidelity bond covering larceny and embezzlement, an insurance policy with respect to directors and officers errors and omissions coverage and electronic data processing insurance coverage, in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Trust, Fund Services shall provide evidence that coverage is in place. Fund Services shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be reduced or canceled. Such notification shall include the date of cancellation or reduction and the reasons therefore. Fund Services shall notify the Trust promptly of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust promptly should the total outstanding claims made by Fund Services under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

22.	Entire Agreement

This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, sets forth the sole and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties.

23.	Limited Recourse

Notwithstanding anything to the contrary contained in this Agreement, any amounts owed or liabilities incurred by the Fund, shall be satisfied solely from the assets of the Fund and not any other entity or person.  In no event shall Fund Services or any of its affiliates have recourse, whether by set-off or otherwise, with respect to any such amounts owed or liabilities incurred, to or against (i) any other series of the Trust other than the applicable Fund to which such obligations relate, (ii) any assets of any person or entity under the management of the investment manager of the Fund or (iii) any assets of the investment manager of the Fund or any affiliate of such investment manager.  Neither the Trust and nor any of its series, other than the Fund, are obligated to make contributions, loans or otherwise provide funding to the Fund.

24.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ALPHA ARCHITECT ETF TRUST	U.S. BANCORP FUND SERVICES, LLC
By: /s/ Wesley R. Gray	By: /s/ Michael R. McVoy
Name: Wesley R. Gray	Name: Michael R. McVoy
Title: President	Title: Executive Vice President

Exhibit A to the Fund Administration Servicing Agreement

Separate Series of Alpha Architect ETF Trust

Name of Series
ValueShares U.S. Quantitative Value ETF
ValueShares International Quantitative Value ETF
MomentumShares U.S. Quantitative Momentum ETF
MomentumShares International Quantitative Momentum ETF

Exhibit B to the Fund Administration Servicing Agreement
REQUIRED PROVISIONS OF MSCI, S&P and FACTSET

•	The Trust shall represent that it will use the Data solely for internal purposes and will not redistribute the Data in any form or manner to any third party.

•
The Trust shall represent that it will not use or permit anyone else to use the Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities (e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).

•
The Trust shall represent that it will treat the Data as proprietary to MSCI, S&P and FACTSET.  Further, the Trust shall acknowledge that MSCI, S&P and FACTSET are the sole and exclusive owners of the Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Data.

•
The Trust  shall represent that it will not (i) copy any component of the Data, (ii) alter, modify or adapt any component of the Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make any component of the Data available to any other person or organization (including, without limitation, the Trust’s  present and future parents, subsidiaries or affiliates) directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.

•	The Trust shall be obligated to reproduce on all permitted copies of the Data all copyright, proprietary rights and restrictive legends appearing on the Data.

•
The Trust shall acknowledge that it assumes the entire risk of using the Data and shall agree to hold MSCI or S&P or FACTSET harmless from any claims that may arise in connection with any use of the Data by the Trust.

•	The Trust shall acknowledge that MSCI or S&P or FACTSET may, in its sole and absolute discretion and at any time, terminate Fund Services’ right to receive and/or use the Data.

•
The Trust shall acknowledge that MSCI, S&P and FACTSET are third party beneficiaries of the Customer Agreement between S&P, MSCI, FACTSET and Fund Services, entitled to enforce all provisions of such agreement relating to the Data.

THE DATA IS PROVIDED TO THE TRUST ON AN "AS IS" BASIS.  FUND SERVICES, ITS INFORMATION PROVIDERS, AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY THE USE THEREOF). FUND SERVICES, ITS INFORMATION PROVIDERS AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF ORIGINALITY, ACCURACY, COMPLETENESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Exhibit B (continued) to the Fund Administration Servicing Agreement

THE TRUST ASSUMES THE ENTIRE RISK OF ANY USE THE TRUST MAY MAKE OF THE DATA.  IN NO EVENT SHALL FUND SERVICES, ITS INFORMATION PROVIDERS OR ANY THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA, BE LIABLE TO THE TRUST, OR ANY OTHER THIRD PARTY, FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE INABILITY OF THE TRUST TO USE THE DATA, REGARDLESS OF THE FORM OF ACTION, EVEN IF FUND SERVICES, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.

Exhibit C to the Fund Administration Servicing Agreement

Exchange Traded Funds –Fund Administration Fee Schedule at October 8, 2014